Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-262728

PROSHARES TRUST II

Supplement dated April 25, 2022

to the Prospectuses for each ProShares Trust II ETF each dated February 23, 2022

Effective immediately, the disclosure in the “Risk Factors” section of each Prospectus is supplemented to include the following:

RISKS OF GOVERNMENT REGULATION

The Financial Industry Regulatory Authority (“FINRA”) issued a notice on March 8, 2022 seeking comment on measures that could prevent or restrict investors from buying a broad range of public securities designated as “complex products”—which could include the leveraged and inverse funds offered by ProShares. The ultimate impact, if any, of these measures remains unclear. However, if regulations are adopted, they could, among other things, prevent or restrict investors’ ability to buy the funds.

For more information, please contact the Funds at 888-776-3898.

Please retain this supplement for future reference.